Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements No. 333‑231927 on Form S-3 and No. 333-218693, No. 333-203857, and No. 333-140152 on Form S-8 of Martin Midstream Partners L.P. of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Martin Midstream Partners L.P.

Our report on the audited consolidated financial statements contains an explanatory paragraph that states the acquisition of Martin Transport, Inc. on January 2, 2019 has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests and the Partnership’s historical consolidated financial statements have been retrospectively revised to reflect the effects. Our report on the audited consolidated financial statements also contains an explanatory paragraph that states the Partnership has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG LLP

Dallas, Texas
February 14, 2020